To:      The Board of Directors of Millenium Seacarriers, Inc.




                                        CONSENT OF INDEPENDENT ACCOUNTANTS



We consent to the inclusion in this registration statement on Form F-4 (for $100 million 12% First Priority Exchange Ship Mortgage Notes due 2005 of Millenium Seacarriers, Inc.) of our report dated April 13, 1998, except as to Note 11 for which the date is July 24, 1998, on our audits of the combined financial statements of Group of Shipping Companies acquired by Millenium Seacarriers, Inc. We also consent to the references to our firm under the captions "Independent Public Accountants", "Summary Combined Financial Information", and "Selected Combined Financial Information".




                                     /s/ Coopers & Lybrand
                                     ----------------------------
                                     Coopers & Lybrand


Piraeus, Greece
September 4, 1998